Exhibit 99.1

For Immediate Release	For more information, contact:
James J. Burke
Standard Motor Products, Inc.
(718) 392-0200

Jennifer Tio
Maximum Marketing Services, Inc.
(312) 226-4111 x2449
Jennifer.tio@maxmarketing.com

Standard Motor Products, Inc.
Amends its Revolving Credit Facility

New York, NY, May 16, 2013......Standard Motor Products, Inc. (NYSE: SMP), an automotive replacement parts manufacturer and distributor, announced today that the Company has amended its revolving credit facility with GE Capital, Corporate Finance, acting as agent for a syndicate of lenders.  The amended credit facility provides for, among other things, an increase in the line of credit by $50 million to $250 million, a reduction of 25 basis points in the applicable margins relating to the calculation of interest rates, and an extension of the maturity date to March 2018.

The revolving credit facility will continue to be secured primarily with the Company’s accounts receivable, inventory and fixed assets similar to the existing advance rate formulas.

Mr. James J. Burke, Standard Motor Products’ Chief Financial Officer, stated, “We are pleased to announce this amendment to our credit facility. The amended credit facility improves our pricing terms and provides us with greater flexibility to execute our strategic plans. We believe that this arrangement will be beneficial to our shareholders. We appreciate the ongoing support by our bank partners.”

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37-18 Northern Blvd., Long Island City, NY 11101
(718) 392-0200
www.smpcorp.com